Exhibit 99.1

News Release

For Immediate Release February 13, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
MERCEDES-BENZ BANK BUILDING IN GERMANY

(STUTTGART) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired the Mercedes-Benz Bank Building in Stuttgart, Germany, from DDE 24 Limited.
The debt financing for the acquisition was provided by the local LBBW, Landesbank Baden-Württemberg. Colliers Bräutigam & Krämer initiated the transaction.
The 263,038-square-foot property is fully leased as the headquarters for Mercedes-Benz Leasing GmbH, a subsidiary of Mercedes-Benz Bank AG. Completed in 2003, the asset comprises two separate six-story buildings situated at Siemensstrasse 7 in the north end of Stuttgart. The property has two ground-level cafeterias and two levels of below-grade parking for 540 vehicles.
“The Mercedes-Benz Bank Building is a high-quality asset with a strong tenancy that complements Hines Global REIT's existing portfolio. Germany's economy is one of the strongest in Europe, and by purchasing this asset, we have increased the geographic diversity of the REIT to a fifth country outside of the U.S.,” said Charles Hazen, president and CEO of Hines Global REIT.
Alexander Moell, senior managing director of Hines in Germany, said, “We are pleased that Hines Global REIT has recognized the strength of the German market and has made its first acquisition here. This property was particularly appealing due to its location near Stuttgart's CBD, its access to public transportation as well as its high visibility.”
Stuttgart-based Mercedes-Benz Bank AG is one of the leading automotive banks in Germany. Mercedes-Benz Bank AG is a subsidiary of Daimler Financial Services, the Daimler Group's worldwide provider of financial services. With approximately 1,300 employees, Mercedes-Benz Bank AG provides mobility, financial flexibility and security for more than one million customers. For further information, visit www.mercedes-benz-bank.de.
Hines Global REIT is a public, non-traded real estate investment trust sponsored by Hines that owns interests in 26 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
 Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion (as of 12/31/11), Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.